Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

MIDDLESEX WATER COMPANY

To: Treasurer of State of the State of New Jersey.

Pursuant to the provisions of N.J.S.A. 14A:7-18 the undersigned Corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1.       The name of the Corporation is MIDDLESEX WATER COMPANY.

The principal office of the Corporation is 485C Route One South, Iselin, New Jersey 08830.

2.       Of a total of 20,000 shares of the $8 Cumulative and Convertible Preferred Stock of the Corporation originally issued, 20,000 total shares have been converted into Common Stock and cancelled and 3,000 of these shares have been converted into Common Stock and cancelled since the Corporation’s most recent Certificate of Amendment addressing this Preferred Stock.

3. The date of adoption of the resolutions of the Board of Directors canceling such shares is September 19, 2019.

4.       The aggregate number of authorized shares, including shares outstanding, itemized by classes and series, after giving effect to such cancellation, is a follows:

Class	Authorized Shares
Common Stock, No Par Value:	40,000,000
Cumulative Preferred Stock, No Par Value:
$7 Series	784	(Note A)
$4.75 Series	10,000
Cumulative and Convertible Preferred Stock,
$7 Series	9,573	(Note B)
$8 Series	0	(Note C)
All Series	120,357	(Note D)
Preference Stock, No Par Value:	100,000

5.       The Restated Certificate of Incorporation provides that the shares cancelled shall not be reissued; and the Restated Certificate of Incorporation is amended by decreasing the aggregate number of shares which the corporation is authorized to issue by the number of shares cancelled.

Note A:	Reflects an authorization of 2,500 shares reduced by the number of cancelled shares which are not to be reissued.
Note B:	Reflects an authorization of 17,000 shares reduced by the number of cancelled shares which are not to be reissued.
Note C:	Reflects an authorization of 20,000 shares reduced by the number of cancelled shares which are not to be reissued.
Note D:	Reflects an authorization of 150,000 shares reduced by the number of cancelled shares which are not to be reissued.

MIDDLESEX WATER COMPANY

	By:	s/ Jay L. Kooper
Jay L. Kooper
Dated: September 19, 2019		Vice President, General Counsel
and Secretary
(SEAL)